CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional
Information constituting parts of this Post-Effective Amendment No. 39 to the registration statement on Form N-1A (the “Registration Statement”) of our report dated January 14, 2013, relating to the financial statements and financial highlights appearing in the November 30, 2012 Annual Report to
Shareholders of Vanguard New Jersey Tax-Exempt Money Market Fund and Vanguard New Jersey
Long-Term Tax-Exempt Fund (comprising Vanguard New Jersey Tax-Free Funds), which report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Financial
Statements" and "Service Providers - Independent Registered Public Accounting Firm" in the
Statement of Additional Information.

PricewaterhouseCoopers LLP
Philadelphia, PA
March 22, 2013